EXHIBIT 10.81

EARNOUT AGREEMENT

THIS EARNOUT AGREEMENT (this “Agreement”) is entered into as of October 25, 2010, by and among Avatar Holdings Inc. (the “Issuer”), Avatar Properties Inc., a wholly owned subsidiary of the Issuer (the “Purchaser”), JEN I, L.P., a Delaware limited partnership and Jen Residential LP, a Delaware limited partnership (collectively, the “Recipients”, and collectively with the Issuer and the Purchaser, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Master Transaction Agreement.

WHEREAS, the Issuer, the Purchaser and certain other parties (including parties affiliated with the Recipients) are all parties to the Master Transaction Agreement, dated as of the date hereof (the “Master Transaction Agreement”).

WHEREAS, in furtherance of the transactions contemplated by the Master Transaction Agreement, the Parties desire to provide for the issuance to the Recipients, subject to the achievement of certain agreed performance metrics as further detailed herein relating to the CantaMia Property, of such number of shares of common stock of the Issuer (the “Issuer Stock”) as determined by the calculation method hereinafter set forth, it being acknowledged and agreed that no such issuance shall occur unless the Average Unit Contribution is greater than or equal to $87,603 and the Project Contribution is greater than the Minimum Project Contribution Threshold as of the Milestone Date, all as hereinafter defined.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as set forth in the foregoing recitals (which shall constitute in their entirety a part of this Agreement) and as follows:

Section 1. Definitions.

“Actual Phase I Expenses” has the meaning set forth in Section 2(c).

“Agreement” has the meaning set forth in the Preamble.

“Arizona Operations” means the operations of the CantaMia Property, Arboleda Ranch Property, Blossom Hills Property, PV-Sereno Property, PV-Golf Property and any other communities acquired by JCH AZ after the date of this Agreement but excluding Rio Rico and Estancia and other Arizona properties acquired by Purchaser, until such time as they are under the day to day management of Carl Mulac III and/or owned by JCH AZ or any successor by merger or otherwise and/or such properties are managed by Purchaser’s employees or representatives located in Arizona (e.g., such assets are no longer managed from Florida or another location outside of Arizona).

“Average Unit Contribution” has the meaning set forth in Section 2(d)(ii).

“Budgeted Expenses” has the meaning set forth in Section 2(c).

“Business Combination” has the meaning set forth in Section 4(b).

“CantaMia Property” means the CantaMia Land and CantaMia Phase 2 and Phase 3 as defined in the Master Transaction Agreement.

“Commencement Date” has the meaning set forth in Section 2(d)(i).

“Development Budget” means the budget relating to the development of the CantaMia Property attached hereto as Exhibit A.

“Earnout Amount” has the meaning set forth in Section 2(b).

“Earnout Report” has the meaning set forth in Section 3(a).

“Earnout Shares” has the meaning set forth in Section 2(a).

“Excess Expense” has the meaning set forth in Section 2(c).

“Exchange Cap” has the meaning set forth in Section 5.

“Exchangeable Property” has the meaning set forth in Section 4(b)(i).

“Final Earnout Report” has the meaning set forth in Section 3(a).

“Issue Price” means $19.04.

“Issuer” has the meaning set forth in the Preamble.

“Issuer Stock” has the meaning set forth in the Recitals.

“Land Development Expenditures” means the all costs and expenses associated with the land and land development contemplated by the Development Budget.

“Master Transaction Agreement” has the meaning set forth in the Recitals.

“Maximum Earnout” has the meaning set forth in Section 2(b).

“Maximum Issuable Shares” has the meaning set forth in Section 5.

“Maximum Project Contribution Threshold” has the meaning set forth in Section 2(b)(ii).

“Milestone Date” has the meaning set forth in Section 2(a).

“Minimum Average Unit Contribution Threshold” has the meaning set forth in Section 2(a).

“Minimum Project Contribution Threshold” has the meaning set forth in Section 2(a).

“Net Cash Flow” has the meaning set forth in Section 2(d)(i).

“Parties” has the meaning set forth in the Preamble.

“Project Contribution” has the meaning set forth in Section 2(d)(i).

“Purchaser” has the meaning set forth in the Preamble.

“Rate Change Threshold” has the meaning set forth in Section 2(b)(i).

“Recipients” has the meaning set forth in the Preamble.

“Registration Rights Agreement” has the meaning set forth in the Master Transaction Agreement.

“Special Accountant” has the meaning set forth in Section 3(b).

“SG&A” has the meaning set forth in Section 2(d)(i).

Section 2. The Earnout.

(a)            In the event that the Average Unit Contribution relating to the CantaMia Property as of December 31, 2014 (the “Milestone Date”) equals to or is greater than $87,603 (the “Minimum Average Unit Contribution Threshold”) and the Project Contribution relating to the CantaMia Property as of the Milestone Date exceeds $59 million (subject to prior adjustment pursuant to Section 2(c), the “Minimum Project Contribution Threshold”), the Recipients shall be entitled to receive, and the Issuer shall issue to the Recipients, such number of shares of Issuer Stock equal to the Earnout Amount (as defined below), divided by the Issue Price (the “Earnout Shares”).

(b)            The earnout amount (the “Earnout Amount”) shall be determined as follows, subject to a maximum Earnout Amount (the “Maximum Earnout”) of $8 million:

(i)             In the event that the Project Contribution equals $64 million (subject to prior adjustment pursuant to Section 2(c), the “Rate Change Threshold”), the Earnout Amount shall be $2 million;

(ii)            In the event that the Project Contribution equals or exceeds $72 million (subject to prior adjustment pursuant to Section 2(c), the “Maximum Project Contribution Threshold”), the Earnout Amount shall be $8 million; and

(iii)           In the event that the Project Contribution exceeds the Minimum Project Contribution Threshold and is less than the Rate Change Threshold, the Earnout Amount shall be equal to the product of (a) $2 million multiplied by (b) a fraction, the numerator of which is the amount by which the Project Contribution exceeds the Minimum Project Contribution Threshold, and the denominator of which is $5 million.

(iv)           In the event that the Project Contribution exceeds the Rate Change Threshold and is less than the Maximum Project Contribution Threshold, the Earnout Amount shall be equal to the sum of (a) $2 million plus (b) the product of (i) $6 million multiplied by (ii) a fraction, the numerator of which is the amount by which the Project Contribution exceeds the Rate Change Threshold (it being agreed that for this purpose, in no event shall the numerator be in excess of $8 million), and the denominator of which is $8 million.

For illustrative purposes only (assuming no adjustments have been made pursuant to Section 2(c)):

(i) In the event that the Project Contribution equals to $61 million, the Earnout Amount would be:

(A) $2 million	X	(B)	$ (61 million – 59 million)	= $800,000
$ 5 million

(ii) In the event that the Project Contribution equals to $71 million, the Earnout Amount would be:

(A) $2 million	+	(B)	(i) $6 million	X	$ (71 million – 64 million)	= $7,250,000
$ 8 million

(c)            In the event that the actual expenses for the period commencing on the Commencement Date through the Milestone Date relating to the first phase of development of the CantaMia Property (the “Actual Phase I Expenses”) exceed the estimate for such amounts set forth in the Development Budget (the “Budgeted Expenses”) by more than $500,000 (other than as a result of any changes to the Development Budget by or on behalf of the Purchaser to the scope of work or the timing of any expenditures relating to the CantaMia Property, including modifications of any annual HOA assessments outlined in Exhibit A, and excluding any expenditures relating to the vertical construction of homes on the CantaMia Property) (the amount of such excess over $500,000, the “Excess Expense”), each of the Minimum Project Contribution Threshold, the Maximum Project Contribution Threshold and the Rate Change Threshold shall be deemed to be increased by the amount of such Excess Expense.

For illustrative purposes only, if the amount of Budgeted Expenses is $21.5 million and the amount of Actual Phase I Expenses is determined to be $22.5 million, then the Minimum Project Contribution Threshold, the Maximum Project Contribution Threshold and the Rate Change Threshold hereunder shall be adjusted to be $59.5 million, $72.5 million and $64.5 million, respectively.

(d)            For the purposes of this Agreement:

(i)             “Project Contribution” means the cumulative net cash flow in respect of the closing of home sales, construction and operating activities (including sales and marketing) relating to the CantaMia Property (“Net Cash Flow”), without taking into account any Land Development Expenditures, for the period commencing on October 1, 2010 (the “Commencement Date”) and ending on the Milestone Date.

For the purposes of this Agreement, Net Cash Flow will be determined in accordance with GAAP, subject to the following paragraph, and based on the general categories reflected on the model attached as Exhibit B hereto, it being acknowledged and agreed that the categories listed on Exhibit B are intended to be an illustrative and not a comprehensive list of such general categories, subject to adjustments to: (1) exclude expenditures relating to the construction of homes on the CantaMia Property, the sale of which is not closed prior to the Milestone Date, (2) include any amounts paid or accrued after the Milestone Date and relating to closing of home sales on the CantaMia Property which closings occurred prior to the Milestone Date, and (3) be reduced by an additional amount equal to one percent of the gross revenue relating to closed home sales with unexpired warranties as of the Milestone Date (which amount shall include the amounts in respect of the base home price, and any premiums and options, less any incentives paid), as warranty and other reserves for home sales on the CantaMia Property closed prior to the Milestone Date.

For the purpose of calculating the cash outflows included in Net Cash Flow, selling, general and administrative expenses (“SG&A”) included in the calculation shall: (a) include the direct expenditures or costs, as set forth on Exhibit C-1, associated with the sales of homes on the CantaMia Property that are closed prior to the Milestone Date, (b) include all of the divisional SG&A directly allocable to the CantaMia Property as set forth in Exhibit C-2A, following the Commencement Date but prior to the Milestone Date, and (c) include an allocation of the other components of divisional SG&A, as set forth in Exhibit C-2B, from the homebuilding operations of the Arizona Operations following the Commencement Date but prior to the Milestone Date, multiplied (in the case of clause (c) only) by a fraction the numerator of which is the number of actual closings prior to the Milestone Date relating to the CantaMia Property and the denominator of which is the total number of closings of home sales by the Arizona Operations prior to the Milestone Date; provided that the aggregate amount allocated to the CantaMia Property pursuant to clauses (b) and (c) shall be no less than $2,000,000, and (d) exclude all other corporate overhead allocations other than costs incurred at the corporate level of the Purchaser for services that directly benefit the CantaMia Property and that replace, reduce or are otherwise in substitution for, services of the type provided or made available to the CantaMia Property prior to the Closing (including, without limitation, insurance that Purchaser can reasonably demonstrate to management are corporate level expenses directly allocable to the CantaMia Property).

Notwithstanding the foregoing in this Section 2(d)(i), the Project Contribution in respect of the CantaMia Property shall be deemed to be $0 if the Average Unit Contribution is less than Minimum Average Unit Contribution Threshold as of the Milestone Date.

(ii)            “Average Unit Contribution,” means the result of (A) the Project Contribution divided by (B) the aggregate number of closed home sales on the CantaMia Property closed during the period commencing on the Commencement Date and ending on the Milestone Date.

Section 3. Determination of Earnout Amount and Issuance of Earnout Shares.

(a)            Not later than 30 days following the filing by the Issuer with the Securities and Exchange Commission of its periodic report on Form 10-K beginning after its fiscal year ended December 31, 2010 and through the filing of its periodic report on Form 10-K for its fiscal year ended December 31,2014, the Purchaser shall cause to be prepared and delivered to the Recipients a report (the “Earnout Report”) setting forth (1) whether there is any Earnout Amount, (2) its computation of the Earnout Amount (if any), (3) its calculation of the Project Contribution, (4) its calculation of the Average Unit Contribution, (5) its calculation of the Excess Amount, if any, (6) its calculation of Net Cash Flow, and (7) all supporting calculations and documentation with respect thereto. Unless any of the Recipients notifies the Purchaser within 60 days after receipt of the Earnout Report relating to its fiscal year ended December 31, 2014 (the “Final Earnout Report”) that it objects to the computation relating to the determination of any of the foregoing items in the Final Earnout Report, the Final Earnout Report shall be binding and conclusive for the purposes of this Agreement. The Recipients shall have reasonable access to the books and records and any accountant’s work papers relating to any of the foregoing during regular business hours, to verify the computations set forth above and in the Final Earnout Report.

(b)            If any of the Recipients notifies the Purchaser in writing within 60 days after the receipt of the Final Earnout Report that it objects to the computation or applicability of any of the items included in the Final Earnout Report, the Final Earnout Report shall be discussed in good faith by the Parties, with a view towards reaching agreement on the Earnout Amount. If the Parties are unable to reach agreement within 30 days after such notification, the determination of the Earnout Amount and the resolution of any disputed items in respect thereof shall be submitted to a mutually agreeable third party independent auditor (the “Special Accountant”) for determination, whose determination of the Earnout Amount shall be binding and conclusive on the Parties (provided that if the Parties are unable to agree upon third party auditors, the Parties to the dispute shall each select one third party independent auditor, and the independent auditors so selected shall choose the Special Accountant). The fees, costs and expenses of the Special Accountant’s review and report shall be shared equally among the Purchaser, on the one hand, and the Recipients, on the other hand.

(c)            On such date as the Purchaser determines in its sole discretion, within 10 Business Days following the final determination of the Earnout Amount, the Issuer shall issue to the Recipients in the aggregate such number of Earnout Shares as determined in accordance with Section 2(a), subject to any decrease of the Earnout Amount in order to offset against any indemnification obligations then owed by Sellers (as defined in the Master Transaction Agreement) pursuant to Section 8.4(d) of the Master Transaction Agreement. Upon and following such issuance, the Earnout Shares shall be subject to the terms and provisions of the Registration Rights Agreement and shall constitute “Registrable Securities” thereunder.

(d)            The Issuer agrees that the Earnout Shares will, upon issuance in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable.

Section 4. Adjustment of Earnout Shares. The number of Earnout Shares issuable to the Recipients shall be subject to adjustment from time to time as follows:

(a)            Subdivision or Combination of Issuer Stock. If the Issuer at any time following the Closing Date subdivides (by any split, dividend or otherwise) its outstanding Issuer Stock into a greater number of shares or pays a stock dividend or otherwise distributes shares of Issuer Stock to the holders of Issuer Stock, the Issue Price shall be proportionately decreased (and as a result the number of Earnout Shares issuable upon the determination of the Earnout Amount, if any, shall be proportionately increased). If the Issuer at any time combines (by reverse split, combination or otherwise) its outstanding Issuer Stock into a smaller number of shares, the Issue Price shall be proportionately increased (and as a result the number of Earnout Shares issuable upon the determination of the Earnout Amount, if any, shall be proportionately decreased) (any of the foregoing subdivisions or consolidations of Issuer Stock, together with any Business Combination (as defined below), an “Adjustment Event”).

(b)            Consolidation, Merger or Sale. Any consolidation or merger of the Issuer with or into another person or entity, or any capital reorganization of the Issuer or any reclassification of the Issuer Stock pursuant to which, in each case, the holders of Issuer Stock are entitled to receive stock, securities, assets or other property (“Exchangeable Property”) with respect to or in exchange for Issuer Stock is referred to herein as “Business Combination.” Prior to the consummation of any Business Combination, the Issuer shall make appropriate provision to ensure that the Recipients shall have the right to receive (to the extent the Recipients are ultimately entitled to Earnout Shares hereunder), in substitution for such Earnout Shares, the same per share consideration in Exchangeable Property as may be issued or paid to other holders of Issuer Stock in connection with such Business Combination with respect to any Earnout Shares that the Recipients would be entitled to receive but for such Business Combination. The Issuer shall not effect any such Business Combination unless the successor entity (if other than the Issuer) resulting from the Business Combination assumes, by operation of law or otherwise, the obligations of the Issuer hereunder; it being assumed that neither the Issuer nor the successor entity, as the case may be, shall be required to deliver any Exchangeable Property to Recipients until after the Milestone Date (and then only to the extent Earnout Shares would otherwise be required to be distributed to the Recipients pursuant to Section 2(a)) as set forth in this Agreement.

(c)    Notification to Recipients. Within 10 days after any Adjustment Event, the Issuer or the successor entity, as applicable, shall give written notice thereof to Recipients, which notice shall set forth the maximum number of shares of Issuer Stock issuable in respect of the Maximum Earnout or the maximum amount of Exchangeable Property payable in respect of the Earnout Shares relating to the Maximum Earnout before and after such Adjustment Event, and the facts and figures upon which such calculations are based, it being agreed that no Earnout Shares or Exchangeable Property shall be issuable or payable to Recipients hereunder prior to the Milestone Date.

(d)            Certain Other Actions. The Issuer (i) shall take all reasonable actions as may be necessary under the Delaware General Corporation Law in order that the Issuer may validly and legally issue fully paid and nonassessable shares of Issuer Stock to the Recipients at such time as required under this Agreement and (ii) shall at all times reserve and keep available out of its authorized but unissued shares, a sufficient number of shares of Issuer Stock to permit the issuance of Earnout Shares, as may be adjusted hereunder.

Section 5.               Alternative Payment. In the event that the Earnout Shares are in the aggregate a number of shares of Issuer Stock that would exceed the number of shares that the Issuer may issue under the applicable rules and regulations of NASDAQ or such other securities exchange on which the Issuer Stock then trades (the “Exchange Cap”), then, upon determination of the Earnout Amount in accordance with Sections 2 and 3, the Issuer shall issue to Recipient such maximum number of shares as would not cause the aggregate number of Issuer’s issued and outstanding shares to exceed the Exchange Cap (the “Maximum Issuable Shares”) and pay Recipients an amount in cash equal to the product of (a) the average of the 20 prior trading day closing prices of the Issuer and (b) the difference between the Earnout Shares and the Maximum Issuable Shares; provided that the foregoing shall not apply if the Issuer obtains the approval of its shareholders as required by the applicable rules and regulations of the NASDAQ or other applicable exchange for issuances of shares of common stock in excess of the Exchange Cap.

Section 6.      Operating Authority. Each of the Recipients acknowledges and agrees that immediately following the Closing under the Master Transaction Agreement, the Purchaser shall have the ultimate authority and control over the operation and administration of the CantaMia Property and shall have the sole discretion to take such actions as it deems necessary or appropriate, including, without limitation, directing the project managers of the CantaMia Property to approve or revise any applicable budgets (whether as a result of changes in the local, regional or national economic environment, the current or prospective operating performance of the CantaMia Property or otherwise). Each of the Recipients further acknowledges and agrees that the exercise of authority and control by the Purchaser pursuant to this Section 6 shall not create or increase any liability or obligation to the Recipients, notwithstanding that such exercise of authority and control may have an adverse impact on the Earnout Amount and the full or partial payment thereof; provided that to the extent reasonably practicable, the Purchaser advises the Recipients in advance of any material increase to the amount of any budgeted expenses or expenditures contemplated by any budgets relating to the CantaMia Property and gives due consideration to the bona fide concerns of the Recipients in advance of making any material revisions to any applicable budgets; provided, further, however, that the Issuer will not take any action primarily for the purpose of avoiding any earnout payments required hereunder.

Section 7.               General Provisions.

(a)            Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Parties. The failure or delay of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Party in the performance by that Party of his, her or its obligations under this Agreement shall not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party under this Agreement.

(b)            Remedies. The Parties shall be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any Party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(c)            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

(d)            Entire Agreement. Except as otherwise provided herein, this Agreement and the Master Transaction Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way. In the event there is a conflict with this Agreement and the Master Transaction Agreement, this Agreement shall control.

(e)            Assignment; Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit and be enforceable by the Issuer and its successors and assigns and the other Parties and their successors and permitted assigns (whether so expressed or not). Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity that is not a party to this Agreement. There shall be no assignment of this Agreement or of any rights or obligations hereunder by any Party by operation of law or otherwise without the prior written consent of the other Parties hereto, and any attempted assignment without the required consents shall be void. Notwithstanding the foregoing, the Issuer and Purchaser shall be permitted, subject to compliance with Section 4(b), to assign this Agreement to any Person with which it engages in a Business Combination.

(f)            Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, or shall be deemed given on the next Business Day after deposit with a guaranteed overnight delivery or courier service, to the parties at the following addresses (or such other addresses as shall be changed by a like notice), except as expressly provided in this Agreement:

If to the Issuer, to:

Avatar Holdings Inc.
201 Alhambra Circle, Suite 1200
Coral Gables, FL 33134
Attention: General Counsel

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Simeon Gold
Jon-Paul Bernard

and to:

Akerman Senterfitt LLP
One Southeast Third Avenue, 25th Floor
Miami, FL 33131
Attention: Stephen K. Roddenberry

If to any Recipient, to:

c/o JEN Partners, LLC
551 Madison Avenue
Suite 300
New York, NY 10022
Attention: Reuben Leibowitz

With a copy to:

Jones Day
222 E. 41st Street
New York, New York 10017
Attention: Steven C. Koppel

(g)            Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

(h)            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles of conflict of laws thereof (other than Section 5-1401 of the New York General Obligations Law).

(i)             Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(i) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 7(f).

(iii) THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(j)             Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(k)            No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(l)             Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but a complete set of which shall constitute one and the same agreement.

(m)           Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile, pdf or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(n)            Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Parties shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

[Signature Page Follows.]

EXHIBIT 10.81

IN WITNESS WHEREOF, the Parties have executed this Earnout Agreement as of the date first written above.

AVATAR HOLDINGS INC.

By: /s/ Patricia Kimball Fletcher
Name:	Patricia Kimball Fletcher
Title:	Executive Vice President

AVATAR PROPERTIES INC.

By: /s/ Patricia Kimball Fletcher
Name:	Patricia Kimball Fletcher
Title:	Executive Vice President

JEN I, L.P.

By: JEN Partners, LLC, Its Manager

By: /s/ Reuben S. Leibowitz
Name:	Reuben S. Leibowitz
Title:	Managing Member

JEN RESIDENTIAL LP

By: JEN Partners, LLC, Its Manager

By: /s/ Reuben S. Leibowitz
Name:	Reuben S. Leibowitz
Title:	Managing Member

[Earnout Agreement]

EXHIBIT A

Development Budget

EXHIBIT B

Net Cash Flow Model

EXHIBIT C-1

Direct Expenditures and Costs Related to Sales of Homes on CantaMia Property

EXHIBIT C-2A

Annual Allocation of Divisional SG&A (CantaMia)

EXHIBIT C-2B

Annual Allocation of Divisional SG&A (Non-CantaMia